Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 6, 2014 relating to the consolidated financial statements of Zhen Ding Resources Inc. (formerly Robotech Inc.) (a Delaware Corporation)  as of December 31, 2012 and 2011, for the years ended December 31, 2012 and 2011, and for the period from August 28, 1997 (inception) to December 31, 2012 and our report dated January 6, 2014 relating to the consolidated financial statements of Zhen Ding Resources Inc. (a Nevada Corporation) as of December 31, 2012 and 2011 and for the years then ended. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
January 6, 2014